As filed with the Securities and Exchange Commission on July 30, 2021                Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTELLICHECK, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3234779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Broadhollow Road, Suite 207, Melville, NY 11747

(Address of principal executive offices, including zip code)

Intellicheck, Inc. 2015 Omnibus Incentive Plan

(Full title of plan)

Brian Lewis

Chief Executive Officer

Intellicheck, Inc.

200 Broadhollow Road, Suite 207

Melville, NY 11747

(516) 992-1900

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Christopher H. Cunningham

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 370-7639

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock	736,000	$8.355	$6,149,280	$670.89

(1)	Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)	Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $6,149,280, based on the average of the high sales price ($8.50) and the low sales price ($8.21) per share of the registrant’s common stock as reported by The NASDAQ Stock Market LLC on July 28, 2021.

EXPLANATORY NOTE

Intellicheck, Inc. (the “Company”) is filing this registration statement on Form S-8 to register 736,000 additional shares of the Company’s common stock authorized for issuance under the Intellicheck, Inc. 2015 Omnibus Incentive Plan, as amended (the “Incentive Plan”), which was approved by the shareholders of the Company at its annual meeting on May 5, 2021. The Incentive Plan is an amendment of the Intellicheck, Inc. 2015 Incentive Plan with respect to which the Company filed a registration statement on Form S-8 (SEC File Number 333- 231781) with the Securities and Exchange Commission (the “Commission”) on May 28, 2019, as well as Form S-8 (SEC File Number: 333-204308) on May 19, 2015, as well as Form S-8 (333-211298) on May 11, 2016 with respect to the addition of 1,000,000 shares, as well as Form S-8 (333-238627) on May 22, 2020 with respect to the addition of 500,000 shares (together, the “Prior Incentive Plan Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Incentive Plan Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 29, 2021, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and

(c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed on November 15, 1999, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article eight of the Registrant’s Certificate of Incorporation, as amended, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).

Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article nine of the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant will, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Registrant has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8. EXHIBITS.

Exhibit No.	Description
4.1	Intellicheck, Inc. 2015 Omnibus Incentive Plan, as amended by the Company’s stockholders on May 5, 2021 (Incorporated by reference to Annex A of the Definitive Proxy Statement of the Registrant filed March 26, 2021)

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1)

Item 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on July 30, 2021.

INTELLICHECK, INC.

By:	/s/ Bryan Lewis
Name:	Bryan Lewis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bryan Lewis		July 30, 2021
Bryan Lewis	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bill White
Bill White	Chief Financial and Chief Operating Officer (Principal Financial and Accounting Officer)	July 30, 2021

/s/ Guy L. Smith
Guy L. Smith	Chairman and Director	July 30, 2021

Lt. Gen. Emil R. Bedard	Director	July 30, 2021

William P. Georges	Director	July 30, 2021

/s/ Amelia L. Ruzzo
Amelia L. Ruzzo	Director	July 30, 2021

/s/ David E. Ullman
David E. Ullman	Director	July 30, 2021

Dylan Glenn	Director	July 30, 2021

/s/ Jack A. Davis
Jack A. Davis	Director	July 30, 2021

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Intellicheck, Inc. 2015 Omnibus Incentive Plan, as amended by the Company’s stockholders on May 5, 2021 (Incorporated by reference to Annex A of the Definitive Proxy Statement of the Registrant filed March 26, 2021)

5.1	Opinion of K&L Gates LLP regarding legality of the common stock being offered.

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.2	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1)